UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 23, 2007

ALPHATEC HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-52024	20-2463898
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2051 Palomar Airport Road

Carlsbad, CA 92011

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (760) 431-9286

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 23, 2007, our wholly owned subsidiary, Alphatec Spine, Inc., entered into a patent license agreement with Scient’x S.A., a French medical device manufacturer, pursuant to which Alphatec Spine will have rights under Scient’x S.A.’s proprietary technology related to the Scient’x Isobar posterior dynamic stabilization rod to produce, market, sell and distribute a posterior dynamic stabilization rod in the United States. The agreement provides that Alphatec Spine will make an upfront payment, pay a royalty on sales (with minimum royalties for a period of three years), and commit to purchase a minimum amount of Isobar inventory, at cost, for a period of two years.

Item 1.02 Termination of a Material Definitive Agreement.

On January 23, 2007, in connection with our entry into the license agreement described in Item 1.01 above, we entered into a Termination Agreement and Release (the “Termination Agreement”) with Olivier Carli (“Carli”), HealthpointCapital Partners, L.P. and HealthPoint (Luxembourg) I (“Luxco”), whereby the Stock Purchase Agreements that we entered into with Carli (the “Carli Agreement”) and Luxco (the “Luxco Agreement”) on September 27, 2006 were terminated by mutual agreement of the parties thereto. Pursuant to transactions contemplated by the Carli Agreement and the Luxco Agreement, we were to acquire 74.1% of the outstanding capital stock of Scient’x, S.A. The Termination Agreement contains mutual releases. We will not incur any penalties in connection with the termination of the agreements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALPHATEC HOLDINGS, INC.

Dated: January 29, 2007	/s/ Ebun S. Garner, Esq.
EBUN S. GARNER, ESQ.